Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Appendix D - Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated December 31, 2023 and each included in this Post-Effective Amendment No. 285 to the Registration Statement (Form N-1A, File No. 033-59474) of Principal Funds, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated October 24, 2023, with respect to the consolidated financial statements and financial highlights of Diversified Real Asset Fund and Global Multi-Strategy Fund and the financial statements and financial highlights of Blue Chip Fund, Bond Market Index Fund, Edge MidCap Fund, Global Sustainable Listed Infrastructure Fund, International Equity Index Fund, International Small Company Fund, Opportunistic Municipal Fund, Origin Emerging Markets Fund, Small-MidCap Dividend Income Fund, and Spectrum Preferred and Capital Securities Income Fund (12 of the portfolios constituting Principal Funds, Inc.) and our report dated October 24, 2023, with respect to the financial statements and financial highlights of Capital Securities Fund (one of the portfolios constituting Principal Funds, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
December 27, 2023